SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Green Dot Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Green Dot Announces Proxy Advisory Firm Glass Lewis Supports Chairman and CEO Steven W. Streit

Glass Lewis Recognizes the Company’s Strong and Improving Performance under the Current Board of Directors

Green Dot Urges Stockholders to Vote on the WHITE proxy card
“FOR” Steven W. Streit, Timothy R. Greenleaf and Michael J. Moritz

Company Commits to Further Governance Changes

Board Commits To Appointing George Gresham

PASADENA, Calif. - May 16, 2016 - Green Dot Corporation (NYSE:GDOT) (the “Company”) is pleased to announce that Glass Lewis, a leading independent proxy advisory firm, supports Green Dot’s Chairman and CEO, Steven W. Streit. Glass Lewis recognized the Company’s strong and improving performance and significant stock price increase year-to-date. Green Dot urges stockholders to vote on the WHITE proxy card “FOR” the reelection of Green Dot’s highly-qualified and experienced director nominees Steven W. Streit, Timothy R. Greenleaf and Michael J. Moritz.

In order to facilitate the Glass Lewis recommendation FOR George Gresham, the Board has agreed to appoint Mr. George Gresham, subject to his acceptance, irrespective of the outcome at the 2016 Annual Meeting of Stockholders.

The Company has also committed to additional corporate governance changes, including:

1.	The Board of Directors has agreed to separate the role of Chairman and Chief Executive Officer after the 2016 Annual Meeting of Stockholders and will appoint an independent Chairman.

2.	The Board of Directors will submit to stockholders a proposal to amend its certificate of incorporation to declassify the Board of Directors at the 2017 Annual Meeting of Stockholders.

The 2016 ballot contains a stockholder proposal for the adoption of majority voting in uncontested election, which the Board of Directors fully supports. The Company previously announced it will adopt Proxy Access for the 2017 Annual Meeting of Stockholders. The Company also implemented a performance-based incentive compensation policy for the CEO and NEOs that both of the major proxy advisory firms endorsed.

The Board of Directors issued the following statement:

“We have met and talked with many of our largest stockholders and we have carefully considered the opinions expressed in the recent proxy advisory firms’ reports. We are taking decisive steps to further improve our corporate governance, demonstrating our accountability to stockholders and our willingness to take action. We are confident that the Company’s Six-Step Plan is working as demonstrated in part by the Company’s strong first quarter financial results, new product launches, and increased 2016 financial guidance as reported on the first quarter earnings call. Management is committed to executing the Six-Step Plan that will drive significant earnings growth through 2017 and we believe investors agree as demonstrated by the substantial increase in our share price since these initiatives became public. At the same time, the Board remains committed to holding management accountable for delivering the performance improvements outlined in the Six-Step Plan.”

“We are also pleased that Glass Lewis recognizes the importance of Mr. Streit, as critical to Green Dot’s future growth and continued success. Notably, Glass Lewis clearly distinguishes that our stock price improvement is more heavily tied to the Company’s fundamental business performance, and not Harvest’s public filings. In addition, Glass Lewis highlighted the enhancement of the Board based on the three strong additional directors who were appointed in April 2016.”

“We respect Glass Lewis’ recommendation regarding Mr. George Gresham. In order to facilitate this recommendation, the Board has agreed to appoint Mr. Gresham, subject to his acceptance, irrespective of the outcome of the vote at the 2016 Annual Meeting of Stockholders. We are confident stockholders realize the strength and experience of Green Dot’s nominees, Mr. Steven W. Streit, Mr. Timothy R. Greenleaf and Mr. Michael J. Moritz, and their key functional expertise, and invaluable business and regulatory relationships. They are clearly the best candidates to oversee the continued execution of Green Dot’s Six-Step Plan and we therefore urge stockholders to vote on the WHITE proxy card “FOR” their reelection.”

In its report, Glass Lewis said:

•	“…we aren’t supportive of Harvest’s campaign to remove Mr. Streit as CEO and current leader of Green Dot - an action which doesn’t appear to us to be warranted or advisable at this time.”

•
“…we also see evidence supporting the board’s argument that Green Dot is now headed in the right direction, specifically in view of the Company’s most recent strong and improving performance, which despite Harvest’s continued critiques, has helped propel the Company’s stock price 41% higher year-to-date, compared to virtually no gains among the Prepaid Peer Group.”

•
“…we also note that Green Dot's stock price does not appear to have been materially impacted by Harvest's statements on any particular day, at least not to the same extent as the Company's press releases with respect to underlying business performance. To that point, we see that most of the recent trading and price activity in Green Dot's stock appears to be more heavily tied to the Company's fundamental business performance rather than the Dissident's public filings during the post-13D period.”

•
“…we take note of the ‘pro-investor’ governance changes recently implemented by the board, including with respect to the adoption of proxy access…and the attempt to re-engineer compensation for all NEOs in order to be entirely performance-based…we believe investors are well served by frequent and direct displays of the board’s willingness to respond to clear investor mandates…”

•
“All three of the recent appointees, Messrs. Brewster, Date and Jacobs, appear to be strong additions to the Green Dot board, bringing applicable experience from their roles as the former CFO of Cardtronics, the first deputy director of the Consumer Financial Protection Bureau ("CFPB") and a director of FinTech companies, and a former MasterCard executive and the chairman of Global Payments.”

•
“Mr. Streit -- and the board as a whole -- defends his record by attributing the bulk of the Company's poor performance to various factors mostly out of management's control, though Mr. Streit and the board have acknowledged some missteps. As this narrative goes, Green Dot, having endured an extremely challenging period of intensified competition, business development and regulatory challenges, is now positioned to achieve growth and improved profitability. In our view, the Company's recent communications and performance results, which have propelled the stock price higher, lend credence to this view.”

Green Dot urges stockholders to vote on the WHITE proxy card “FOR” the reelection of Green Dot’s highly-qualified and experienced director nominees Steven W. Streit, Timothy R. Greenleaf and Michael J. Moritz. Green Dot advises shareholders not return the “green” proxy card, even to withhold on Harvest’s nominees.

◦
Steven W. Streit - Founder, CEO and one of Green Dot’s top shareholders with more than 8 percent ownership, inventor of the reloadable prepaid debit card and primary relationship holder with major business partners and key regulators.

◦	Timothy R. Greenleaf - Audit Committee Chair; oversees Enterprise Risk Management Committee and Cybersecurity, key relationships with bank regulators and auditors.

◦
Michael J. Moritz - Large Green Dot shareholder and current Chairman of Sequoia Capital, prominent technology company board experience, currently serves on the board of LinkedIn (~$17 billion market capitalization), prior board member of Google, Yahoo, Kayak and PayPal.

Green Dot stockholders that have questions or need assistance in voting their shares on the WHITE proxy card should contact:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 800-5186
Banks and Brokers call collect: (212) 750-5833

About Green Dot

Green Dot Corporation, along with its wholly owned subsidiaries, is a pro-consumer financial technology innovator with a mission to provide a full range of affordable and accessible financial services to the masses. Green Dot is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account and a top 20 debit card issuer among all banks and credit unions in the country. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot's products and services are available to consumers through a large-scale "branchless bank" distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities, the Company’s dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company’s reliance on retail distributors for the promotion of its products and services, demand for the Company’s new and existing products and services, continued and improving returns from the Company’s investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company’s ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company’s operating methods or economics, the Company’s reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company’s involvement litigation or investigations. These and other risks are discussed in greater detail in the Company’s Securities and Exchange Commission filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company’s investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this press release is as of May 16, 2016, and the Company assumes no obligation to update this information as a result of future events or developments.

Contacts

Investor Relations
IR@greendot.com
or
Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com
or
John Christiansen / Meghan Gavigan, 415-618-8750
jchristiansen@sardverb.com / mgavigan@sardverb.com

Permission to quote from the Glass Lewis report was neither sought nor obtained. In select areas, emphasis has been added.